Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Reports Another Solid Quarterly Performance Across All Key Financial Metrics

Announces Fourth Quarter 2022 Distribution of $0.31 per Share and its Intention to Declare a Special

Year-End Distribution

For Immediate Release

NEW YORK, November 10, 2022 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the third quarter ended September 30, 2022 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on November 8, 2022, its co-chief executive officers declared a fourth quarter 2022 regular distribution of $0.31 per share payable on December 8, 2022 to shareholders of record as of December 1, 2022.

THIRD QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended September 30, 2022 were $0.45 per share and $0.60 per share, respectively;

•	Net asset value per share was $16.26 as of September 30, 2022 compared to $15.89 as of June 30, 2022. The increase was primarily due to mark to market changes in the Company's portfolio and over earning its distribution for the period;

•	As of September 30, 2022, the Company had $958 million of total principal amount of debt outstanding, of which 79% was comprised of senior secured bank debt and 21% was comprised of unsecured debt. The Company’s debt-to-equity ratio was 1.05x as of September 30, 2022, which represents no change from the debt-to-equity ratio as of June 30, 2022;

•	As of September 30, 2022, the Company had total investments at fair value of $1,797 million in 119 portfolio companies across 22 industries. The investment portfolio was comprised of 92.0% senior secured loans, including 89.8% in first lien investments;[1]

•	During the quarter, the Company had new investment commitments of $134 million, funded new investment commitments of $127 million, funded previously unfunded commitments of $14 million, and had sales and repayments totaling $155 million, resulting in a net decrease to the Company's funded portfolio of $14 million;

•	As of September 30, 2022, investments on non-accrual status amounted to 0.4% and 1.7% of the total investment portfolio at fair value and amortized cost, respectively;

•	On August 16, 2022, as part of the previously announced $60 million share repurchase policy, the Company entered into a 10b5-1 trading plan with Wells Fargo Securities, LLC and began repurchasing its shares of common stock. During the quarter, the Company repurchased 695,476 shares of its common stock at an average price of $9.65 per share for a total repurchase amount of $6.7 million.

DISTRIBUTIONS

•	For the quarter ended September 30, 2022, the Company paid a regular quarterly distribution totaling $17.6 million, or $0.31 per share, which was an increase of $0.03 per share, or 10.7%, from the $0.28 per share regular distribution paid for the second quarter.

“Despite continuing turbulence in the market, we believe our clear strategic focus on first lien investments, steadfast commitment to a high level of diversification, and continuing penchant to avoid reaching for yield down the capital structure has positioned our portfolio well to perform through the myriad of challenges and headwinds that are expected over the next twelve to eighteen months. Amid challenging market conditions, we were able to generate both net investment income and NAV growth while remaining under-levered relative to our peers. As a result of higher base interest rates, the continued strength of our portfolio and the implementation of our 10b5-1 share repurchase plan, we were able to out earn our distribution and are pleased to announce our intention to declare a special distribution before the year is over,” said Michael A. Reisner, co-Chief Executive Officer of CION.

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	September 30, 2022		June 30, 2022
Investment portfolio, at fair value[1]	$1,797,244		$1,791,107
Total debt outstanding[2]	$957,500		$947,500
Net assets	$914,906		$905,238
Net asset value per share	$16.26		$15.89
Debt-to-equity	1.05	x	1.05	x

	Three Months Ended
(in thousands, except share and per share data)	September 30, 2022	June 30, 2022
Total investment income	$54,163	$43,552
Total operating expenses and income tax expense	$28,606	$24,264
Net investment income after taxes	$25,557	$19,288
Net realized (losses) gains	$(17,169)	$180
Net unrealized gains (losses)	$25,595	$(20,734)
Net increase (decrease) in net assets resulting from operations	$33,983	$(1,266)

Net investment income per share	$0.45	$0.34
Net realized and unrealized gains (losses) per share	$0.15	$(0.36)
Earnings per share	$0.60	$(0.02)

Weighted average shares outstanding	56,816,992	56,958,440
Distributions declared per share	$0.31	$0.28

Total investment income for the three months ended September 30, 2022 and June 30, 2022 was $54.2 million and $43.6 million, respectively. The increase in investment income was primarily driven by an increase in LIBOR and SOFR rates and fees generated from the Company's investment activity during the three months ended September 30, 2022 compared to the three months ended June 30, 2022.

Operating expenses for the three months ended September 30, 2022 and June 30, 2022 were $28.6 million and $24.3 million, respectively. The increase in operating expenses was primarily driven by an increase in interest expense under the Company's financing arrangements due to higher LIBOR and SOFR rates during the quarter ended September 30, 2022 compared to the quarter ended June 30, 2022.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended September 30, 2022 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$112,078	84%	$154,469	100%
Senior secured second lien debt	18,108	14%	9	—
Collateralized securities and structured products - equity	—	—	133	—
Equity	3,379	2%	261	—
Total	$133,565	100%	$154,872	100%

During the three months ended September 30, 2022, new investment commitments were made across 6 new portfolio companies and 5 existing portfolio companies. Sales and repayments were primarily driven by the full sale or repayment of investments in 8 portfolio companies. As a result, the number of portfolio companies decreased from 121 as of June 30, 2022 to 119 as of September 30, 2022.

PORTFOLIO SUMMARY1

As of September 30, 2022, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,616,352	89.8%
Senior secured second lien debt	38,716	2.2%
Collateralized securities and structured products - equity	1,366	0.1%
Unsecured debt	28,319	1.6%
Equity	112,491	6.3%
Total	$1,797,244	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	September 30, 2022		June 30, 2022
Number of portfolio companies	119		121
Percentage of performing loans bearing a floating rate[3]	89.1%		89.2%
Percentage of performing loans bearing a fixed rate[3]	10.9%		10.8%
Yield on debt and other income producing investments at amortized cost[4]	10.76%		9.14%
Yield on performing loans at amortized cost[4]	10.98%		9.51%
Yield on total investments at amortized cost	10.33%		8.90%
Weighted average leverage (net debt/EBITDA)[5]	4.97	x	4.67	x
Weighted average interest coverage[5]	2.67	x	3.29	x
Median EBITDA[6]	$37.3 million		$33.7 million

As of September 30, 2022, investments on non-accrual status represented 0.4% and 1.7% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2022, the Company had $958 million of total principal amount of debt outstanding, comprised of $753 million of outstanding borrowings under its senior secured credit facilities and $205 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 5.4% for the quarter ended September 30, 2022. As of September 30, 2022, the Company had $53 million in cash and short-term investments and $72 million available under its financing arrangements.2

EARNING CONFERENCE CALL

CION will host an earnings conference call on Thursday, November 10, 2022 at 11:00 am Eastern Time to discuss its financial results for the third quarter ended September 30, 2022. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Third Quarter 2022 Financial Results Webcast. Domestic callers can access the conference call by dialing (877) 445-9755. International callers can access the conference call by dialing +1 (201) 493-6744. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $7.0 million and $7.8 million as of September 30, 2022 and June 30, 2022, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company, and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2022	June 30, 2022
	(unaudited)	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,629,044 and $1,660,187, respectively)	$1,567,403	$1,601,753
Non-controlled, affiliated investments (amortized cost of $138,586 and $131,439, respectively)	142,202	113,554
Controlled investments (amortized cost of $84,347 and $84,347, respectively)	97,443	90,145
Total investments, at fair value (amortized cost of $1,851,977 and $1,875,973, respectively)	1,807,048	1,805,452
Cash	43,661	42,542
Interest receivable on investments	26,976	21,962
Receivable due on investments sold and repaid	7,146	2,713
Prepaid expenses and other assets	841	2,112
Total assets	$1,885,672	$1,874,781

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $7,014 and $7,849, respectively)	$950,486	$939,651
Payable for investments purchased	—	11,635
Accounts payable and accrued expenses	1,853	1,194
Interest payable	5,143	5,603
Accrued management fees	6,943	6,839
Accrued subordinated incentive fee on income	5,421	4,091
Accrued administrative services expense	604	530
Share repurchases payable	316	—
Total liabilities	970,766	969,543

Commitments and contingencies

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 56,373,217 and 56,958,440 shares issued, and 56,262,964 and 56,958,440 shares outstanding, respectively	57	57
Capital in excess of par value	1,053,278	1,059,989
Accumulated distributable losses	(138,429)	(154,808)
Total shareholders' equity	914,906	905,238
Total liabilities and shareholders' equity	$1,885,672	$1,874,781
Net asset value per share of common stock at end of period	$16.26	$15.89

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2022	2021	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$37,336	$31,036	$100,079	$87,305	$119,792
Paid-in-kind interest income	6,876	3,969	16,095	13,957	17,306
Fee income	4,542	1,543	8,045	3,356	5,927
Dividend income	57	81	103	254	366
Non-controlled, affiliated investments
Interest income	1,949	1,425	4,517	3,867	4,961
Paid-in-kind interest income	1,174	776	3,493	2,655	3,160
Fee income	19	—	525	—	—
Dividend income	13	3,790	66	5,550	5,576
Controlled investments
Interest income	2,197	—	6,066	—	260
Paid-in-kind interest income	—	—	409	—	—
Total investment income	54,163	42,620	139,398	116,944	157,348
Operating expenses
Management fees	6,942	8,443	20,436	24,469	31,143
Administrative services expense	733	722	2,234	2,103	3,069
Subordinated incentive fee on income	5,421	2,933	13,645	2,933	6,875
General and administrative	2,027	2,709	5,961	7,950	9,805
Interest expense	13,469	8,175	32,769	23,551	31,807
Total operating expenses	28,592	22,982	75,045	61,006	82,699
Net investment income before taxes	25,571	19,638	64,353	55,938	74,649
Income tax expense, including excise tax	14	26	25	41	342
Net investment income after taxes	25,557	19,612	64,328	55,897	74,307
Realized and unrealized (losses) gains
Net realized (losses) gains on:
Non-controlled, non-affiliated investments	4,267	873	4,475	1,344	(4,100)
Non-controlled, affiliated investments	(21,433)	18,856	(21,530)	17,776	8,010
Controlled investments	—	—	—	(3,067)	(3,067)
Foreign currency	(3)	7	(3)	(4)	(3)
Net realized (losses) gains	(17,169)	19,736	(17,058)	16,049	840
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(669)	6,937	(25,646)	32,132	25,566
Non-controlled, affiliated investments	18,966	(21,177)	13,609	(4,354)	7,261
Controlled investments	7,298	—	5,373	3,067	10,790
Net change in unrealized appreciation (depreciation)	25,595	(14,240)	(6,664)	30,845	43,617
Net realized and unrealized gains (losses)	8,426	5,496	(23,722)	46,894	44,457
Net increase in net assets resulting from operations	$33,983	$25,108	$40,606	$102,791	$118,764
Per share information—basic and diluted (1)
Net increase in net assets per share resulting from operations	$0.60	$0.44	$0.71	$1.81	$2.09
Net investment income per share	$0.45	$0.35	$1.13	$0.98	$1.31
Weighted average shares of common stock outstanding	56,816,992	56,774,323	56,910,773	56,758,586	56,808,960

(1)	The Company completed a two-to-one reverse stock split, effective as of September 21, 2021. The weighted average shares used in the computation of the net increase in net assets per share resulting from operations and net investment income per share reflect the reverse stock split on a retroactive basis.

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of September 30, 2022. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on November 10, 2022, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Lena Cati

The Equity Group

lcati@equityny.com

212-836-9611